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Exhibit 5.2

Postbus 7113 1007 JC Amsterdam Prinses Irenestraat 59 1077 WV Amsterdam T +31 20 541 46 46 F +31 20 661 28 27	November 3, 2003
To the addressee listed in Exhibit A hereto

Ladies and Gentlemen:

        This opinion letter is rendered to you at your request in connection with the Registration Rights Agreement, dated August 6, 2003, made between Euramax International Holdings B.V. ("Company"), Euramax International, Inc. ("EII"), the Guarantors named therein and the Initial Purchasers.

        We have acted as special legal counsel as to Netherlands Law to the Company, in connection with the filing by the Issuers of a registration statement on form S-4 under the Securities Act of 1933 with the United States Securities and Exchange Commission ("SEC") (the "Exchange Offer Registration Statement"). Pursuant to the Exchange Offer Registration Statement, up to $200,000,000 aggregate principal amount of the Issuers outstanding 8 1/2% Senior Subordinated Notes due 2011 (the "Outstanding Notes") are to be exchangeable for up to a like principal amount of the Issuers 8 1/2% Senior Subordinated Notes due 2011 (the "Exchange Notes").

        NautaDutilh N.V. has its seat at Rotterdam, the Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (overeenkomst van opdracht) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request. ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

        This opinion letter is rendered to you pursuant to section 2 of the Registration Rights Agreement (as defined below).

        This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the filing of the Exchange Offer Registration Statement. However, it may be provided to (as if this opinion letter were addressed to them and subject to the limitations and restrictions contained in it) and relied upon by the holders of the Notes. We hereby consent to the filing of this opinion as an exhibit to the Exchange Offer Registration Statement and to the use of our name in the prospectus contained therein under the caption "Legal Matters". In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representation or warranties, or other information, contained in the Issue Documents or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

        Capitalised terms used in this opinion letter shall, unless otherwise defined in Exhibit A, have the meanings set forth in the Issue Documents. The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.

        In rendering the opinions expressed herein, we have exclusively reviewed and we have relied upon the Issue Documents and the Corporate Documents and we have assumed that the Issue Documents have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

        We have not been involved in structuring, drafting or negotiating any of the Issue Documents.

        This opinion letter sets out our opinion on certain matters of Netherlands Law as at todays date and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Netherlands Law subsequent to today's date.

        This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands Law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.

        In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

        For the purposes of this opinion letter, we have assumed that at the Closing Dates and as of the day of this opinion:

  a.
  all documents reviewed by us as originals were respectively are complete and authentic and the signatures thereon were respectively are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals were respectively are in conformity with the executed originals thereof and such originals were respectively are complete and authentic and the signatures thereon were respectively are the genuine signatures of the persons purporting to have signed the same;

  b.
  no defects attached respectively attach to the incorporation of the Company (aan zijn totstandkoming kleven geen gebreken) and the Deed of Incorporation and the Articles of Association had respectively have been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by a civil law notary (notaris), who had the power and authority to execute such deeds and such deeds complied respectively comply with Netherlands Law (voldoen aan de eisen der wet);

  c.
  each of the Other Transaction Parties (i) had respectively has been duly incorporated and validly existing as a legal entity and, to the extent relevant in such party's jurisdiction, was respectively is in good standing under the laws applicable to such party, and (ii) all Transaction Parties had respectively have all requisite power (corporate or otherwise) to execute, deliver and perform its obligations under each of the Issue Documents to which they are party;

  d.
  none of the Transaction Parties had respectively has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), or (iv) been declared bankrupt (failliet verklaard), granted a suspension of payments (surséance van betaling verleend) or (v) been made subject to similar insolvency proceedings in other jurisdictions, or (vi) subjected to emergency regulations (noodregeling) on the basis of Article 71 CSSA or special measures (bijzondere maatregelen) on the basis of Article 28 CSSA. The Extracts and our inquiries of today over the telephone with the Bankruptcy Clerk's Office support this assumption in relation to the Company as of the day of this opinion. However, this information in relation to the Company does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred as of the day of this opinion;

  e.
  the Resolution and the Confirmation Statement were respectively are in full force and effect and the factual statements made therein were respectively are complete and correct;

  f.
  no works council (ondernemingsraad) had respectively has been established or was respectively is in the process of being established with respect to the business of the Company;

  g.
  the Issue Documents had respectively have been signed by the Attorney;

  h.
  the Company had respectively has no conflict of interest with any of its managing directors (bestuur) with respect to the entering into the Issue Documents or, if there was respectively is a conflict of interest it had respectively has been timely and adequately disclosed to the general meeting of shareholders of the Company and the general meeting of shareholders had respectively has not appointed other persons than the managing directors of the Company to represent the Company;

  i.
  the Power of Attorney (i) was respectively is in full force and effect, and (ii) validly authorised respectively authorises the person or persons purported to be granted power of attorney, to represent and bind the Company vis-à-vis the other parties to the Issue Documents with regard to the transactions contemplated by and for the purposes stated in the Issue Documents under any applicable law other than Netherlands Law;

  j.
  each of the Issue Documents constituted respectively constitutes, under any applicable law other than Netherlands Law, the legal, valid and binding obligations of the parties to the Issue Documents, enforceable against such parties in accordance with their terms and the choice of law clause and the jurisdiction clause contained in the Issue Documents constitutes under any applicable law, other than Netherlands Law, a legal, valid and binding choice of law and jurisdiction;

  k.
  the jurisdiction provisions in the Issue Documents were respectively are valid under the laws of the State of New York and the United States federal or New York State courts sitting in New York City would accept jurisdiction on the basis thereof;

  l.
  to the extent the Company qualified respectively would qualify as credit institution (kredietinstelling) under the CSSA, the Company was respectively is in compliance with the applicable conditions and requirements set out in Articles 2, 3 and 4 of the Exemption Regulation.

        In addition, for the purposes of this opinion letter, we have assumed that:

  m.
  none of the Issue Documents has or has been (x) terminated, amended, modified or declared null and void, or (y) novated, assigned or transferred, on or after the Closing Dates;

  n.
  that the selling restrictions as set forth on page 4 in the Offering Memorandum, in the Purchase Agreement and the Exchange Offer Registration Statement, will be complied with.

        Based upon and subject to the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:

  Corporate Status

1.
The Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability).

  Choice of Law

2.
The Netherlands courts will recognise and give effect to the choice of the law of the State of New York to govern the Issue Documents.

  Exchange Notes

3.
The obligations of the Company under the Exchange Notes, to be exchanged for the Outstanding Notes as contemplated in the Exchange Offer Registration Statement, will, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, be enforceable against the Company in the Netherlands in accordance with their terms.

        The opinions expressed above are subject to the following qualifications:

  A.
  As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Issue Documents under the applicable law and the obligations of the parties to the Issue Documents and we have made no investigation of such meaning and purport. Our review of the Issue Documents and of any other documents subject or expressed to be subject to any law other than Netherlands Law has therefore been limited to the terms of such documents as they appear to us on their face.

  B.
  The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

  C.
  Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy (curator) if the objects of such entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of such objects in the articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. We have no reason to believe that by issuing and delivering the Exchange Notes the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot asses whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by issuing and delivering the Exchange Notes

  D.
  Pursuant to article 2:207c NCC, a private company with limited liability may not grant loans (leningen verstrekken), provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). We have no reason to believe that issuing and delivering the Exchange Notes by the Company would be a violation of article 2:207c NCC.

  E.
  A power of attorney or mandate granted by the Company, including but not limited to the appointment of an agent for service of process (to the extent that it can be considered a power of attorney):

  a.
  can only be made irrevocable to the extent that its object is the performance of legal acts in the interests of the attorney or a third party. The competent Netherlands courts may at the request of the principal cancel the irrevocable quality of the power of attorney for compelling reasons; and

  b.
  will terminate upon the bankruptcy or become ineffective upon the suspension of payments of the principal and, unless otherwise provided, the attorney.

  F.
  Without regard to any choice of law clause contained in the Issue Documents, the Netherlands courts:

  a.
  in relation to the manner of performance and the steps to be taken in the event of defective performance, may have regard to the law of the country where performance of the agreement takes place;

  b.
  may apply rules of Netherlands Law in a situation where they are mandatory irrespective of the law otherwise applicable to the agreement;

  c.
  where they deem appropriate, may apply the mandatory rules of the law of another country with which the situation has a close connection, if and in so far as, under the law of the latter country, those rules must be applied whatever the law applicable to the agreement; and

  d.
  may refuse to apply a rule of law otherwise applicable to the agreement, if such application is manifestly incompatible with the public policy ("ordre public") of the Netherlands.

        We have no reason to believe that (i) unless otherwise stated herein, the Issue Documents will give rise to situations where mandatory rules of Netherlands law will prevail over the chosen law of the Issue Documents or (ii) any provision of the Issue Documents will be deemed manifestly incompatible with the public policy of the Netherlands by a competent Netherlands court.

  G.
  The term "enforceable in accordance with their terms" as used in the opinion expressed in paragraph 3. means that if any party to the Issue Documents brings an action (een rechtsvordering instellen) against the Company before a competent Netherlands Court seeking enforcement of the Issue Documents, such court will provide some remedy subject to the terms of the Issue Documents, the law of the State of New York and other applicable law and with due observance of the provisions of the NCCP.

  H.
  The enforceability of the obligations of the Company under the Issue Documents against the Company in the Netherlands may be limited or affected by:

  a.
  any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditor's rights generally; and

  b.
  the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to receivers in bankruptcy or creditors in other jurisdictions;

  c.
  claims based on tort (onrechtmatige daad); and

  d.
  sanctions implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or European Community Regulations.

  I.
  No opinion is expressed as to the validity or enforceability of any security right purported or intended to be vested by or pursuant to the Issue Documents or with respect to any consents, approvals, licenses, orders, notices, or filings necessary to ensure the validity or enforceability of any security right purported or intended to be vested by or pursuant to the Issue Documents.

  J.
  Netherlands courts may, notwithstanding any provision to the contrary in any of the Issue Documents, assume jurisdiction if a plaintiff:

  a.
  seeks provisional measures in preliminary relief proceedings (kort geding) as provided for in Article 254 NCCP et seq.;

  b.
  files a request for the levy of a pre-trial attachment (conservatoir beslag) as provided for in Article 700 NCCP et seq.

  K.
  The concept of "trust", which we understand exists under the applicable laws of the State of New York does not exist under Netherlands Law. The Netherlands have ratified the Hague Trust Convention (1985) and consequently Netherlands Courts would be expected to recognise a trust that is validly created and existing under the applicable law of the State of New York if the United States of America have ratified the Hague Trust Convention (1985). Nevertheless it remains uncertain to which extent the rights which, in accordance with Netherlands Law, would qualify as rights in rem (goederenrechtelijke rechten) with respect to the assets intended to be subject to the trust, would vest, or would vest in the same or in a similar manner, in the trustee in accordance with the Netherlands Law as they would under the laws of the State of New York.

  L.
  A choice of domicile shall be recognized by the courts of the Netherlands provided that such a choice serves a reasonable purpose. In the absence of a treaty between the United States of America and the Netherlands providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, U.S. judgments are not enforceable in the Netherlands. In order to obtain a judgment that can be enforced in the Netherlands against the Company, the dispute will have to be relitigated before the competent Netherlands court. This court will have the discretion to attach such weight to the U.S. judgment as it deems appropriate. Given the submission by the Company to the jurisdiction of a U.S. court, the Netherlands courts can be expected to give conclusive effect to a final and enforceable U.S. judgment of such court without re-examination or re-litigation of the substantive matters adjudicated upon. This would require (i) proper service of process to have been given, (ii) the proceedings before such court to have complied with principles of proper procedure (behoorlijke rechtspleging), and (iii) such judgment not being contrary to the public policy of the Netherlands.

Yours faithfully,

/s/ NautaDutilh N.V.

EXHIBIT A
LIST OF ADDRESSEES

1.
Euramax International Holdings B.V.
Industrieweg 6
6045 J.G. ROERMOND
THE NETHERLANDS

EXHIBIT B
LIST OF DEFINITIONS

"Articles of Association"
at the Closing Dates the deed of amendment to the articles of association of the Company, dated July 17, 2003, and as of the day of this opinion the deed of amendment to the articles of association of the Company, dated August 6, 2003, which according to the Extract contain the articles of association of the Company in force on the date hereof
"Attorney"	Mr. S. Kirk Huddleston
"Bankruptcy Clerk's Office"	the Roermond District Court Bankruptcy Clerk's office (faillissementsgriffie van de rechtbank te Roermond)
"Closing Dates"	the respective dates of execution and delivery of the Issue Documents
"Commercial Register"	the Limburg-Noord Chamber of Commerce Commercial Register (handelsregister gehouden door de Kamer van Koophandel en Fabrieken te Limburg-Noord)
"Company"	Euramax International Holdings B.V.
"Confirmation Statement"	the undated confirmation statement of Euramax International, Inc.
"Corporate Documents"	the documents listed in Exhibit D hereto
"CSSA"	the Credit System Supervision Act 1992 (Wet toezicht kredietwezen 1992)
"Deed of Incorporation"	the deed of incorporation (akte van oprichting), dated July 21, 1981 of the Company
"EII"	Euramax International, Inc.
"Exemption Regulation CSSA"	the Exemption Regulation CSSA 1992 (Vrijstellingsregeling Wtk 1992)
"Exhibit"	an exhibit to this opinion letter
"Extract"	extracts from the Commercial Register, dated October 23, 2003 relating to the Company confirmed by telephone to be correct as of the date hereof
"Exchange Notes"	Issuers 8 1/2% Senior Subordinated Notes due 2011 that exchange the Outstanding Notes as described in the second paragraph hereof
"Exchange Offer Registration Statement"	the filing by the Issuers of a registration statement on form S-4 under the Securities Act of 1933 with the SEC
"Indenture"	the indenture, dated the date hereof, made between the Issuer, EII, the Guarantors named therein and JPMorgan Chase Bank as Trustee regarding the Note
"Initial Purchasers"	UBS Securities LLC, Banc of America Securities LLC, Wachovia Capital Markets, LLC, ABN AMRO Incorporated and Fleet Securities, Inc.

"Issue Documents"	the Offering Memorandum, the Purchase Agreement, the Indenture and the Registration Rights Agreement jointly
"Issuers"	the Company and EII jointly
"NCC"	the Netherlands Civil Code
"NCCP"	the Netherlands Code of Civil Procedure
"the Netherlands"	the Kingdom of the Netherlands, excluding Aruba and the Netherlands Antilles
"Netherlands Law"
the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they stand at today's date and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be
"Note"	the Note as defined in the Purchase Agreement
"Offering Memorandum"	the Offering Memorandum dated July 30, 2003
"Other Transaction Parties"	the Transaction parties other than the Company jointly
"Outstanding Notes"	the Issuers outstanding 8 1/2% Senior Subordinated Notes due 2011
"Power of Attorney"	the power of attorney granted by the Company to the Attorney dated August 5, 2003
"Purchase Agreement"	the purchase agreement, dated July 30, 2003, made between the Issuer, EII, the Guarantors named therein and the Initial Purchasers regarding the Note
"Registration Rights Agreement"	the registration rights agreement, dated as of August 6, 2003, made between the Issuer, EII, the Guarantors named therein and the Initial Purchasers regarding the Note
"Resolution"	the document containing the resolutions of the managing board (bestuur) of the Company dated August 5, 2003
"SEC"	United States Securities and Exchange Commission
"Transaction Parties"	the parties to the Issue Documents jointly

EXHIBIT C
LIST OF ISSUE DOCUMENTS

1.
a fax copy of the executed Purchase Agreement

2.
a fax copy of the executed Indenture including the forms of the Outstanding Notes and of the Exchange Notes as set out in the exhibits thereto

3.
a fax copy of the executed Registration Rights Agreement

4.
a copy of the Offering Memorandum

EXHIBIT D
LIST OF CORPORATE DOCUMENTS

1.
a fax copy of the Deed of Incorporation;

2.
a fax copy of the Articles of Association;

3.
an original copy of the Extract;

4.
a fax copy of the Resolution;

5.
a fax copy of the Power of Attorney.

6.
a fax copy of the Confirmation Statement

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  Exhibit 5.2
  EXHIBIT A LIST OF ADDRESSEES
  EXHIBIT B LIST OF DEFINITIONS
  EXHIBIT C LIST OF ISSUE DOCUMENTS
  EXHIBIT D LIST OF CORPORATE DOCUMENTS